EXHIBIT 99.1

NASDAQ:  EPMD                             For Further Information Contact:
IMMEDIATE RELEASE                         Matthew C. Hill, CFO
                                          (856) 753-8533

                                          MKR Group, LLC
                                          Charles Messman, Todd Kehrli
                                          (818) 556-3700

              EP MEDSYSTEMS REPORTS RECORD SECOND QUARTER REVENUES

       Revenues Increase 33% Year-Over-Year & 37% Over First Quarter 2005

West Berlin, NJ (August 11, 2005)--EP MedSystems, Inc. (NASDAQ: EPMD), a market leader in electrophysiology products used to diagnose and treat certain types of cardiac rhythm disorders, today announced financial results for the three months ended June 30, 2005. Revenues for the quarter were $4,755,000, an increase of 33% from the $3,558,000 reported for the three months ended June 30, 2004, and a 37% increase when compared to the first quarter of 2005. The gross margin for the three months ended June 30, 2005 increased to 63%, compared to 56% for the comparable period in 2004. The Company's administrative costs were higher in the second quarter of 2005 as a result of higher legal fees associated with the Administrative Subpoena received by the Company during the second quarter and the related investigation of sales of the Company's products into Iran and Syria, which are more fully described in the Company's Quarterly Report filed on Form 10-Q today. The net loss for the quarter decreased 33% to $1,166,000, when compared to the $1,748,000 reported in 2004. The basic and diluted loss per share for the three months ended June 30, 2005 was ($0.05), which compared to ($0.07) for the comparable period in 2004. The Company finished the quarter with cash and cash equivalents of $7,716,000.

For the six months ended June 30, 2005, revenues were $8,231,000, an increase of 27% from the $6,472,000 reported in the same period last year. The gross margin for the six months ended June 30, 2005 increased to 63%, compared to 57% for the comparable period of 2004. The net loss for the six months ended June 30, 2005 was $2,573,000 or ($0.10) per share, compared to $3,214,000 or ($0.14) per share in the prior year.

Reinhard Schmidt, EP MedSystems' President and Chief Executive Officer commented, "We are pleased with the revenue growth we saw during the quarter. This recently completed period saw increase in sales across a numbers of geographic regions, with special recognition of strong growth in our Asia markets that are expected to continue for the balance of the year. We also continue to see improvements in consumable sales, which were 18% higher for the first six months of 2005, as compared to the same period in 2004. This contributed to our gross margin improvements and validates some of our recent investments in those areas."

Reinhard Schmidt further commented, " While we are pleased with the continuing revenue momentum, we see opportunities for additional growth in each of our product lines. Our achievements in the second quarter, including the joint development agreement with Philips, the filing of the PMA supplement for the ALERT CS/RA(R) , the ICE CHIP(TM) clinical study and recent product approval in Japan, provide us confidence in growth looking forward to the balance of this year".

CORPORATE CONFERENCE CALL

EP MedSystems' management will host a conference call today, August 11, 2005, at 4:30 p.m. EDT (1:30 p.m. PDT) to review the second quarter financial results and other corporate events. Reinhard Schmidt, President and CEO, and David Jenkins, Chairman, will host the call and take part in a Q & A session.

The call can be accessed by dialing (800) 218-0204 and giving the company name, "EP MedSystems". Participants are asked to call the number approximately 10 minutes before the conference call begins. A replay of the conference call will be available two hours after the call for the following five days by dialing
(800) 405-2236 and entering the following pass code: 11037200.

The call can also be accessed live on the web at www.epmedsystems.com in the investor relations area of the site or by going to http://www.mkr-group.com.

ABOUT EP MEDSYSTEMS:

EP MedSystems develops and markets cardiac electrophysiology ("EP") products used to diagnose and treat certain cardiac rhythm disorders. The Company's EP product line includes the EP-WorkMate(R) Electrophysiology Workstation with
RPM(TM) Real-time Position Management(TM) navigation technology, the EP-4(TM) Computerized Cardiac Stimulator, fixed and deflectable diagnostic electrophysiology catheters and related disposable supplies, the ALERT(R) System and ALERT family of internal cardioversion catheters, and the ViewMate(R) intracardiac ultrasound catheter imaging system. For more information, visit our Website at www.epmedsystems.com.

FORWARD LOOKING STATEMENTS:

This Release may contain certain statements of a forward-looking nature relating to future events or the future financial performance of the Company.
Forward-looking statements include information concerning our possible or assumed future results of operations and statements preceded by, followed by or including the words "believes", "expects", "anticipates", "intends", "plans", "estimates", "see opportunities" or similar expressions. Such forward-looking statements are based on our management's beliefs and assumptions and on information currently available to our management. Such forward-looking statements are only predictions and are subject to risks and uncertainties that could cause actual results or events to differ materially and adversely from the events discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, EP MedSystems' history of losses, uncertainty of market acceptance of our products and level of sales, uncertainty of future profitability and future liquidity needs, possible costs, fines or penalties that may be incurred in connection with government inquiries and investigations and risks regarding regulatory approvals and demand for new and existing products, as stated in the Company's Annual Report filed on Form 10-KSB and quarterly reports filed on Form 10-Q and 10-QSB.

EP MedSystems cautions investors and others to review the cautionary statements set forth in this press release and in EP MedSystems' reports filed with the Securities and Exchange Commission and cautions that other factors may prove to be important in affecting the EP MedSystems' business and results of operations. Readers are cautioned not to place undue reliance on this press release and other forward-looking statements, which speak only as of the date of this release. EP MedSystems undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events.

                                       ###

Other highlights reported for the quarter and six months include:

                                                  Three Months Ended                               Six Months Ended
                                                       June 30,                                        June 30,
                                       ------------------------------------------     -------------------------------------------
Income Statement Data                         2005                   2004                    2005                    2004
                                       -------------------    -------------------     --------------------    -------------------
Net Sales                                      $4,755,000             $3,588,000               $8,231,000             $6,472,000
Cost of products sold                           1,750,000              1,576,000                3,028,000              2,789,000
                                       -------------------    -------------------     --------------------    -------------------
   Gross Profit                                 3,005,000              2,012,000                5,203,000              3,683,000
Operating expenses
   Sales and marketing                          2,174,000              2,120,000                4,303,000              3,701,000
   General and administrative                   1,389,000                838,000                2,260,000              1,561,000
   Research and development                       589,000                637,000                1,173,000              1,238,000
                                       -------------------    -------------------     --------------------    -------------------
   Total Operating Expenses                     4,152,000              3,595,000                7,736,000              6,500,000
                                       -------------------    -------------------     --------------------    -------------------
     Loss from operations                     (1,147,000)            (1,583,000)              (2,533,000)            (2,817,000)
                                       -------------------    -------------------     --------------------    -------------------

Interest expense, net                            (19,000)               (33,000)                 (40,000)               (83,000)
Interest expense, debt conversion
                                                        -              (132,000)                                       (314,000)
                                       -------------------    -------------------     --------------------    -------------------
   Net Loss                                  $(1,166,000)           $(1,748,000)             $(2,573,000)           $(3,214,000)
                                       ===================    ===================     ====================    ===================

Basic and diluted loss per share                  $(0.05)                $(0.07)                  $(0.10)                $(0.14)
                                       ===================    ===================     ====================    ===================

Weighted Average
Shares Outstanding                             25,814,176             23,413,272               25,709,053             23,324,093
                                       ===================    ===================     ====================    ===================



         Balance Sheet Data                                At June 30, 2005           At June 30, 2004
                                                         ----------------------      -------------------
                                                         ----------------------      -------------------
         Cash and cash equivalents including
         restricted cash                                            $7,716,000               $6,770,000
         Working capital                                            10,608,000                8,987,000
         Total assets                                               18,020,000               16,187,000
         Total liabilities                                           7,041,000                6,769,000
         Shareholder's equity                                       10,979,000                9,419,000
